DEAN HELLER
SECRETARY OF STATE
204 NORTH CARSON STREET SUITE 1
CARSON CITY, NEVADA 88701-4789
(778)984 5708
WEBSITE: SECRETARYOFSTATE.BIZ

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                          Certificate of Amendment
                    (PURSUANT TO NRS 78.386 AND 78.390)
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Important: READ ATTACHED INSTRUCTIONS BEFORE                     ABOVE SPACE
           COMPLETING FORM.                                  FOR OFFICE USE ONLY

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
              -----------------------------------------------------
                         FOR NEVADA PROFIT CORPORATIONS
                         ------------------------------
          (PURSUANT TO NRS 78.385 AND 78,390 - AFTER ISSUANCE OF STOCK)

1.   Name of corporation: USA Telcom Internationale

2. The articles have been amended as follows (provide article numbers, if available):

     Article First of the Articles of Incorporation shall be amended to read in its entirety as follows:

     First:  Name of Corporation

     The name of the corporation is ZannWell, Inc.

     Fourth: Capital Stock

     The total number of shares that may be issued by the corporation is 900,000,000 shares par value of $.001 common and 50,000,000 shares par value of $.001 preferred (see continuation page attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of Incorporation have voted in favor of the amendment is: Majority

4.   Effective date of filing (optional):
                                         ---------------------------------------
                                          (Must be no later that 90 days after
                                                the certificate is filed)

5.   OFFICER SIGNATURE (required):   /s/ illegible
                                     -------------------------------------------

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

This form must be accompanied by the                   Nevada Secretary of State
appropriate fees. See attached fee                        illegible
schedule.


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Continuation page to Certificate of Amendment...

Article Fourth of the Articles of Incorporation shall be amended to read in its entirety as follows:

Fourth: Capital Stock

The total number of shares that may be issued by the corporation is Nine Hundred Fifty Million (950,000,000) shares, of which Nine Hundred Million (900,000,000) shares with a par value of $.001 per share amounting in the aggregate to Nine Hundred Thousand Dollars ($900,000) shall be designated "Common Stock," and of which Fifty Million (50,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be designated "Preferred Stock". The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and ,within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issues of shares of that series.


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